EXHIBIT 10.21

DIRECTOR COMPENSATION AGREEMENT

DIRECTOR COMPENSATION AGREEMENT, dated as of March 28, 2008 (this “Agreement”), by and between INFONXX, Inc., a Delaware corporation (the “Company”), and Vanessa A. Wittman.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company to compensate Ms. Wittman, a non-employee director, for future service as a committee member for the period of twelve (12) months beginning on the date of this Agreement and ending on March 31, 2009, during which time Ms. Wittman is expected to serve on each of the Audit Committee of the Board (the “Audit Committee”), the Compensation Committee of the Board (the “Compensation Committee”) and the Nominating/Corporate Governance Committee of the Board (the “Nominating/Corporate Governance Committee”), and further, to compensate Ms. Wittman for serving as chairperson of the Audit Committee during this same period, such total compensation not to exceed in the aggregate $100,000;

WHEREAS, the Board wishes to provide the compensation referred to in the previous recital on a quarterly basis in either all cash or all unrestricted common stock, par value $.01 per share, of the Company (the “Common Stock”), as Ms. Wittman may elect prior to each quarterly payment;

WHEREAS, the Board has designated Ms. Wittman to serve as a member of each of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee, in each case effective immediately subsequent to and contingent upon the completion of the Company’s proposed underwritten initial public offering (the “Offering”); and

WHEREAS, the Board has designated Ms. Wittman to serve as chairperson of the Audit Committee, effective immediately subsequent to and contingent upon the completion of the Offering;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

TERMS AND CONDITIONS

Section 1.1 Payment Election. Upon the terms and subject to the conditions of this Agreement, and subject to Ms. Wittman’s continued service as described in the first recital above through each of the relevant payment dates, the Company agrees to grant to Ms. Wittman on each of              2008, June 30, 2008, September 30, 2008 and December 31, 2008 (and to the extent that any such day is not a business day, on the next business day succeeding; each such date, a “Payment Date”) that number of shares of Common Stock (the “Shares”) having a then-fair market value (as determined by the Board in good faith) equal to $25,000 (with any fraction thereof, rounded down to the nearest whole Share, and subject to appropriate adjustment as determined by the Company for any stock split, reverse stock split or similar transaction affecting the Common Stock, including any recapitalization) (each such grant, a “Share Grant”); provided, however, should Ms. Wittman notify the Company in writing not less than 30 days prior to the relevant Payment Date of her election to forego such Share Grant, the Company shall pay Ms. Wittman on the relevant Payment Date $25,000 in immediately available funds by wire transfer to an account designated by her not later than one business day prior to such Payment Date.

Section 1.2 Recapitalization. Following the recapitalization described in the registration statement of the Company on Form S-1 (File No. 333-148097), on each Payment Date succeeding such recapitalization, the Company will have no Common Shares outstanding and, in the case of each period for which Ms. Wittman does not elect to receive cash compensation pursuant to the proviso in Section 1.1, Ms. Wittman’s compensation pursuant to this Agreement will be paid in Class B common stock, par value $.01 per share, of the Company (the “Class B Common Stock”), and the term “Shares,” thereafter, will refer to shares of Class B Common Stock. To the extent that additional transfer restrictions may apply to Class B Common Shares, Ms. Wittman shall be subject to all such restrictions, and she has been advised to read carefully the Third Amended and Restated Certificate of Incorporation of the Company describing those restrictions, which are in addition to any restrictions that may apply under the securities laws and Section 1.6 below.

Section 1.3 Initial Quarterly Payment. For purposes of the , 2008 quarterly payment, the Company waives the 30 day notice requirement set forth in Section 1.1 above and acknowledges Ms. Wittman’s election to receive cash in the amount of $25,000.

Section 1.4 Closing. The closing of each Share Grant (each, a “Closing”) shall take place at the offices of INFONXX, Inc., 655 Madison Avenue, 21st Floor, New York, New York, on the relevant Payment Date.

Section 1.5 Certificates. In the event of a Share Grant, at the relevant Closing, the Company shall deliver to Ms. Wittman in her name one or more executed stock certificates with respect to the relevant Shares.

Section 1.6 Legends. In the event of a Share Grant, the certificates representing the Shares as contemplated above will be subject to such stop transfer orders and other restrictions as the rules, regulations and other requirements of the Securities and Exchange Commission (the “SEC”), any stock exchange upon which such shares of Common Stock are listed, and any applicable federal or state laws. The Company may cause legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding the generality of the foregoing, Ms. Wittman understands and agrees that the Company shall cause the legends set forth below, or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

Ms. Wittman acknowledges that the Company will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any purchaser or other transferee, to whom such Shares shall have been so transferred.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants as of the relevant Payment Date that:

(a) Existence and Power. The Company is duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b) Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, assuming it is a valid and legally binding obligation of Ms. Wittman, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) Governmental Authorization. The execution, delivery and performance by the Company of this Agreement require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental or regulatory body, agency or official, in each case to be obtained, given or made by or on behalf of the Company, except (i) such as have been obtained or (ii) where the failure to obtain any such order, license, consent, authorization, approval or exemption, take any action or give any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of the Company to perform its obligations hereunder.

(d) Noncontravention. The execution, delivery and performance by the Company of this Agreement do not and will not (i) violate the organizational documents of the Company, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon the Company or (iii) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any of its assets or properties.

Section 2.2 Representations and Warranties of Vanessa A. Wittman. Ms. Wittman represents and warrants to the Company as of the relevant Payment Date that:

(a) Authorization. This Agreement has been duly executed and delivered by Ms. Wittman, and, assuming it is a valid and legally binding obligation of the Company, constitutes a valid and binding agreement of Ms. Wittman, enforceable against Ms. Wittman in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) Taxes. Ms. Wittman acknowledges and agrees that she will have full responsibility, and the Company will have no responsibility, for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to the cash or Shares, as the case may be. Ms. Wittman is hereby advised to seek tax counsel regarding the taxation of the cash or Shares, as the case may be.

(c) Brokers or Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by, will be retained by or is authorized to act on behalf of Ms. Wittman who might be entitled to any fee or commission from Ms. Wittman or the Company upon consummation of the transactions contemplated by this Agreement.

Section 2.3 Further Representations and Warranties of Vanessa A. Wittman. In the event of a Share Grant, Ms. Wittman further represents and warrants to the Company as of the relevant Payment Date that:

(a) Transfer Restrictions. Ms. Wittman agrees and acknowledges that she will not transfer any Shares unless:

(i) the transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “1933 Act”), and in compliance with applicable provisions of state securities laws, or

(ii) (A) counsel for Ms. Wittman (which counsel shall be reasonably acceptable to the Company) shall have furnished the Company with an opinion, satisfactory in form and substance to the Company, that no such registration is required because of the availability of an exemption from registration under the 1933 Act and

(B) if Ms. Wittman is a citizen or resident of any country other than the United States, or Ms. Wittman desires to effect any transfer in any such country, counsel for Ms. Wittman (which counsel shall be reasonably satisfactory to the Company) shall have furnished the Company with an opinion or other advice reasonably satisfactory in form and substance to the Company to the effect that such transfer will comply with the securities laws of such jurisdiction.

Notwithstanding the foregoing, the Company acknowledges and agrees that any of the following transfers are deemed to be in compliance with the 1933 Act and this Agreement (including without limitation any restrictions or prohibitions herein) and no opinion of counsel is required in connection therewith: (x) a transfer upon the death of Ms. Wittman to her “Estate” (defined below) or a transfer to the executors, administrators, testamentary trustees, legatees or beneficiaries of a person who has become a holder of the Shares in accordance with the terms of this Agreement; provided, that it is expressly understood that any such transferee shall be bound by the provisions of this Agreement, and (y) a transfer made in compliance with the federal securities laws to a “Trust” (defined below), provided that such transfer is made expressly subject to this Agreement and that the transferee agrees in writing to be bound by the terms and conditions hereof. For the purposes of this Agreement, “Estate” shall mean the conservators, guardians, executors, administrators, testamentary trustees, legatees or beneficiaries of Ms. Wittman, and “Trust” shall mean a limited partnership, limited liability company, trust or custodianship, the beneficiaries of which may include only Ms. Wittman, her spouse (or ex-spouse) or her lineal descendants (including adopted) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

If any Shares are to be disposed of in accordance with Rule 144 under the 1933 Act or otherwise, Ms. Wittman shall promptly notify the Company of such intended disposition and shall deliver to the Company at, or prior to, the time of such disposition such documentation as the Company may reasonably request in connection with such sale and, in the case of a disposition pursuant to Rule 144, shall deliver to the Company an executed copy of any notice on Form 144 required to be filed with the SEC.

(b) Lock-up. Ms. Wittman agrees that, if any Shares are offered to the public pursuant to an effective registration statement under the 1933 Act (other than registration of securities issued under an employee plan), Ms. Wittman will not effect any public sale or distribution of any Shares not covered by such registration statement from the time of the receipt of a notice from the Company that the Company has filed or imminently intends to file such registration statement to, or within 180 days after, the effective date of such registration statement (the “Lock-Up Period”), unless otherwise agreed to in writing by the Company; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the requesting party waives, in writing, such extension.

(c) Availability of Information. Ms. Wittman represents and warrants that (i) with respect to the Shares, Ms. Wittman has received and reviewed the available information relating to the Shares, and (ii) she has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information, the Company and the business and prospects of the Company which she deems necessary to evaluate the merits and risks related to holding the Shares and to verify the information contained in the information received as indicated in this Section 2.2(d), and Ms. Wittman has relied solely on such information.

(d) Accredited Investor. Ms. Wittman represents and warrants that she is an “Accredited Investor” as such term is defined under Rule 501 of Regulation D.

ARTICLE III

MISCELLANEOUS

Section 3.1 Further Assurances. The Company and Ms. Wittman agree that, from time to time, whether on or after any Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement.

Section 3.2 Notices. Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

Section 3.3 Governing Law; Venue. This Agreement is governed by Delaware law, without reference to the principles of conflict of laws. The parties agree that venue for any court action shall lie exclusively in any federal or state court in Wilmington, Delaware.

Section 3.4 No Right to Continued Service on the Board. Nothing contained in this Agreement or in any other agreement entered into by the Company and Ms. Wittman guarantees that Ms. Wittman will continue to serve as a member of the Board or will serve on any committee of the Board, or in the capacity of chairperson, for any specified period of time.

Section 3.5 No Accrual. Should Ms. Wittman cease to serve for any reason as a committee member or chairperson as described in the first recital of this Agreement, whether or not Ms. Wittman remains a member of the Board, Ms. Wittman shall automatically forfeit in full any and all yet unpaid quarterly payments that otherwise would have become payable by the Company under this Agreement.

Section 3.6 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 3.7 Termination. This Agreement shall automatically terminate, and the transactions contemplated hereby immediately abandoned, upon the termination of the Offering in accordance with its terms.

Section 3.8 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 3.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 3.10 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 3.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 3.12 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 3.13 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 3.14 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, INFONXX, Inc., acting by and through its duly authorized officer, and Vanessa A. Wittman have caused this Agreement to be duly executed as of the date first above written.

INFONXX, INC.
By:	/s/ Zachary Green
Name: Zachary Green
Title: Global General Counsel

VANESSA A. WITTMAN
/s/ Vanessa A. Wittman